EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Carriage Services, Inc. on Form10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Carriage Services, Inc. on Form S-3 (File No. 333-272350) and on Forms S-8 (File No. 333-162408, File No. 333-181724, File No. 333-218115, File No. 333-225142 and File No. 333-262913).

/s/GRANT THORNTON LLP

Dallas, Texas
March 1, 2024